[GRAPHIC OMITTED] AMERICAN FUNDS(R)

The following is representative of the Code of Ethics in effect for each Fund:

                                 CODE OF ETHICS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

           o No Board member shall so use his or her position or knowledge gained there from as to create a conflict between his or her personal interest and that of the Fund.

           o Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

           o For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

                                     * * * *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics. These provisions shall apply to the principal executive officer or chief executive officer and treasurer ("Covered Officers") of the Fund.

                                       1                           December 2005

           1. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

           2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

                     o     Acting with integrity;
                     o     Adhering to a high standard of business ethics; and
                     o Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

           3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

                     o Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
                     o Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund's auditors, independent directors, governmental regulators and self-regulatory organizations.

           4. Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

           5. Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

           6. Material amendments to these provisions must be ratified by a majority vote of the Board. As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.

                                       2                           December 2005

 FOLLOWING IS THE CODE OF ETHICS FOR THE CAPITAL GROUP COMPANIES INC. (CAPITAL),
  WHICH INCLUDES CAPITAL RESEARCH AND MANAGEMENT COMPANY (CRMC), THE INVESTMENT ADVISER TO THE AMERICAN FUNDS AND THOSE INVOLVED IN THE DISTRIBUTION OF THE
    FUNDS, CLIENT SUPPORT AND SERVICES; AND CAPITAL GROUP INTERNATIONAL INC.
            (CGII), WHICH INCLUDES CAPITAL GUARDIAN TRUST COMPANY AND
    CAPITAL INTERNATIONAL INC. THE CODE OF ETHICS APPLIES TO ALL ASSOCIATES.

                           THE CAPITAL GROUP COMPANIES
                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty, and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely, and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

GENERAL GUIDELINES

   Although specific Policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

   o It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material non-public information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact any member of the legal staff to discuss.

   o You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

   o You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital Group companies. Capital's Gifts and Entertainment Policy is summarized on pages 3-4.

   o You may not accept negotiated commission rates or any other terms that you believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

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Code of Ethics                                                     December 2006

   o Safeguarding non-public information - All associates are responsible for safeguarding nonpublic information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). If you have access to such information, you will likely be subject to additional personal investing limitations under Capital's Personal Investing Policy.(1) Even if you are not a "covered person" under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company's confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

   o Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

EXCESSIVE TRADING OF CAPITAL-MANAGED FUNDS

     You should not engage in excessive trading of the American Funds or any other Capital managed investment vehicles worldwide to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members residing in your household.

BAN ON PARTICIPATION IN IPOS

     Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is employed by the IPO Company and IPO shares are considered part of that family member's compensation. (You may contact the staff of the Personal Investing Committee if you would like to request an exception.)

LIMITATION ON SERVICE ON BOARDS

     Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose board positions held by the associate or his/her spouse.

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(1) Note: If you have access to non-public information regarding securities recommendations and holdings but you are not currently considered "covered" under the Personal Investing Policy (I.E., you do not receive a reporting form each quarter), you should contact the staff of the Personal Investing Committee to discuss.

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Code of Ethics                                                     December 2006

FAILURE TO ADHERE TO OUR CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION BEING TAKEN, INCLUDING TERMINATION.

ANNUAL CERTIFICATION OF CODE OF ETHICS

     Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.

REPORTING VIOLATIONS

     You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business;
     (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

     You can report confidentially to:

     o Your manager or department head

     o Capital Audit Committee

     o Any lawyer employed by the Capital organization

CONFLICTS OF INTEREST

GIFTS AND ENTERTAINMENT POLICY

     A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than U.S. $100.00, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company. In addition, a business entertainment event exceeding U.S. $250.00 in value should not be accepted (or given) unless the associate receives permission from his/her manager or supervisor AND the Gifts and Entertainment Policy Committee.

     Gifts or entertainment extended by a CG associate and approved by the associate's manager for reimbursement do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving (or receiving) an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials - especially those responsible for investing public funds.

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Code of Ethics                                                     December 2006

REPORTING

     The limitations on accepting (or giving) gifts apply to all associates as described on the previous page, and all associates will be asked to fill out quarterly disclosures. You must report any gift exceeding U.S. $50.00 and business entertainment in which an event exceeds U.S. $75.00 (although it is recommended that you report all gifts and entertainment).

GIFTS AND ENTERTAINMENT POLICY COMMITTEE

     The Gifts and Entertainment Committee oversees administration of and compliance with the Policy.

CHARITABLE CONTRIBUTIONS

     In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions.

POLITICAL CONTRIBUTIONS POLICY

MAKING POLITICAL CONTRIBUTIONS

     One of the objectives of Capital's Code of Ethics is to ensure that conflicts of interest do not arise as a result of an associate's position at Capital. Contributions (financial or nonfinancial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to Capital. For example, contributions to any person currently holding a city, county or state treasurer position or any candidate running for these offices may raise concerns. As a result, associates should not make contributions to any person currently holding these positions or running for these positions. Associates are also encouraged to seek guidance for contributions to other political offices that may have the power to influence the choice of a Capital company to manage or the American Funds as an investment option for public funds. These Policies also apply to an associate's spouse.

     The Political Contributions Committee will evaluate questions relating to potential political contributions considering, among other things: 1) an associate's relationship with the candidate (I.E., is the relationship a personal or business one) and 2) the candidate's current or potential relationship with Capital.

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Code of Ethics                                                     December 2006

     As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above). Likewise, unless you are subject to the special "CollegeAmerica" requirements (described below), contributions to State Governor and State Representative positions and state political parties are permissible.

SPECIAL POLITICAL CONTRIBUTION REQUIREMENTS - COLLEGEAMERICA

     Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any PAC contribution (Political Action Contribution) other than to IMPAC (the Investment Company Institute's PAC).

SOLICITING POLITICAL CONTRIBUTIONS

     In soliciting political contributions from various people in the business community, you must never allow the present or anticipated business relationships of any Capital company to be a factor in soliciting such contributions.

OTHER CONSIDERATIONS

     Please keep in mind that any political contributions you make or solicit should be viewed as personal. Therefore, you should not use Capital letterhead for correspondence regarding these contributions, and you should not hold fundraising events in Capital offices.

INSIDER TRADING

   Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

   While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Any associate who believes that he or she may have material non-public information should contact any Capital lawyer.

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Code of Ethics                                                     December 2006

PERSONAL INVESTING POLICY

   As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust. You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics, and our own Policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

   There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our Policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Personal Investing Policy. Please refer to Capital's Personal Investing Policy for more detailed information about personal investing rules. Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearances and/or transactions.

The following provisions (pages 6-13) apply only to associates covered under the Personal Investing Policy, including additional rules that apply to investment associates.

COVERED PERSONS

     You are a "covered person" if you have access to non-public investment information relating to current or imminent fund/client transactions. If you are a "covered person" you should be receiving quarterly personal investing disclosure forms. FOR PURPOSES OF THIS POLICY, "COVERED PERSONS" INCLUDE IMMEDIATE FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD.

     Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This Policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate or an immediate family member is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you or an immediate family member are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security. If you have any questions regarding your coverage status, please contact the staff of the Personal Investing Committee.

INVESTMENT ASSOCIATES

     "Investment associates" include portfolio counselors/managers, investment counselors, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.

                                       6
Code of Ethics                                                     December 2006

PROHIBITED TRANSACTIONS FOR COVERED PERSONS

     The following transactions are prohibited for covered persons:
     o IPO investments
     o Short sales of securities that are subject to preclearance
     o Spread betting on securities
     o Writing puts and calls on securities that are subject to preclearance

INITIAL DISCLOSURE OF PERSONAL HOLDINGS AND SECURITIES ACCOUNTS

     New Capital associates who are covered by the Policy (AND ANY ASSOCIATE TRANSFERRING INTO A "COVERED" POSITION) must submit a list of their portfolio holdings and accounts (and the holdings/accounts of any immediate family member residing with them) WITHIN 10 DAYS of commencing employment (or transferring to a "covered" position.)

QUARTERLY REPORTING OF TRANSACTIONS

     Covered persons must submit quarterly disclosure of certain transactions. If you are covered, you will receive reporting forms each quarter THAT ARE DUE NO LATER THAN 15 CALENDAR DAYS AFTER THE END OF THE QUARTER(2). Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be precleared as described on pages 9-10 and reported except as outlined on pages 11.

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS AND SECURITIES
ACCOUNTS

     Covered persons are required to disclose annually a list of their portfolio holdings and accounts (and the holdings/accounts of any immediate family members residing with them).Disclosure forms will be supplied for this purpose.

SECURITIES ACCOUNTS

DISCLOSURE OF SECURITIES ACCOUNTS

     Accounts that currently hold securities must be disclosed. Examples of accounts that must be disclosed include:

     o Firm (or bank) accounts holding securities
     o American Funds (AFS) and Capital Bank and Trust (CB&T) accounts
     o Firm (or bank) accounts holding American Funds
     o Capital International Fund and Capital International Emerging Markets Fund accounts with JP Morgan Luxembourg or held with other firms

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(2) For compliance purposes, only those signed and dated greater than 30 days past the end of the quarter will be considered "late."

                                       7
Code of Ethics                                                     December 2006

     o Accounts holding GIG sub-advised funds and/or other Capital-affiliated funds, and accounts/plan numbers with insurance companies that sell variable annuities or insurance products that hold American Funds Insurance Series (could be through a brokerage account or insurance contract)
     o Employer-sponsored retirement or stock purchase accounts holding securities (ESPP, ESOP, 401(k), company stock funds, etc.)
     o Direct investment/purchase accounts (E.G., DRP, transfer agent accounts, or LDO registrar accounts)
     o   PEP and ISA accounts that currently hold securities
     o Discretionary accounts for which you have completely turned over investment decision-making authority to a professional money manager (other than PIM); I.E., you make no investment decisions regarding your account
     o   Investment clubs

DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

   Duplicate statements and trade confirmations (or equivalent documentation) are required for accounts currently holding securities that are subject to preclearance and/or reporting. This includes 401(k) and other retirement accounts with previous employers and excludes American Funds accounts where records are held at American Funds Service Company or Capital Bank and Trust. If an LDO associate participates in the LDO Personal Pension Plan with Friends Provident, these accounts are also excluded.

   Covered persons should inform their bank, or securities firm, or money management firm that they are employed by an investment management organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

   In addition, covered persons must direct their firm or bank to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts, which hold reportable securities, on a timely basis to the appropriate address. If they are not able to send duplicates directly, you should submit copies of all trade confirmations and account statements (or other equivalent documentation) as soon as they become available.

ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL AND ARE MAINTAINED BY LAO LEGAL IN ACCORDANCE WITH APPLICABLE FEDERAL SECURITIES LAWS.(3)

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(3) Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, and may impact the associate's job performance or raise conflict of interest-related issues.

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Code of Ethics                                                     December 2006

   If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the staff of the Personal Investing Committee.

   Note: If your broker will be sending confirmation statements for an immediate family member with a different last name than yours, please inform the staff of the Personal Investing Committee by calling the preclear line with the name of the family member and that person's relationship to you.

PROFESSIONALLY MANAGED (DISCRETIONARY) ACCOUNTS

If you have accounts where you have COMPLETELY turned over decision-making authority to a professional money manager (who is not covered by our Policy), you must disclose the existence of these accounts and provide the account information on your personal investing disclosure forms. You do not need to preclear or report securities transactions in these accounts.

SECURITIES TRANSACTIONS

PRECLEARANCE OF SECURITIES TRANSACTIONS

   Covered persons must receive approval before buying or selling securities including (but not limited to):

   o Stocks of companies (public or private, including purchases through private placements)
   o Bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)
   o     Investments in venture capital partnerships and hedge funds
   o     Options on securities subject to preclearance
   o     Closed-end funds (including investment trust companies)
   o ALL Exchange traded Funds (ETFs) or index funds not listed on the approved list (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts, Publikumsfonds, etc.). If the ETF or index fund is listed on the approved list, transactions are only subject to reporting.
   o Debt instruments including derivative products and structured notes (even if the underlying pool of assets consists of securities that do not require preclearance, such as commodities, broad-based indexes, or currencies). NOTE: U.S. GOVERNMENT BONDS OR OTHER SOVEREIGN GOVERNMENT BONDS RATED AAA OR AAA OR EQUIVALENT ARE NOT SUBJECT TO PRECLEARING AND REPORTING
   o Transactions in securities subject to preclearance in IRAs (or company-sponsored retirement accounts), in Personal Equity Plans
         (PEPs), and Individual Savings Accounts (ISAs) (available in the U.K.
         only) over which you have discretion
   o Gifts of securities to individuals, including family members not covered under the Policy
         Note: Gifts of securities to qualified charitable organizations are not subject to preclearance.

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Code of Ethics                                                     December 2006

   Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

   Preclear requests will be handled during the hours the New York Stock Exchange (NYSE) is open (generally 6:30am to 1:00pm Pacific Time).

   You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you request preclearance. Associates from offices outside the U.S. and/or associates trading on non- U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you do not execute your transaction within this period, you must resubmit your preclearance request. Note that investments in private companies (E.G., private placements) and venture capital partnerships must be precleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (I.E., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the Gifts and Entertainment Policy.

EXCEPTION FOR DE MINIMIS TRANSACTIONS

   THE DE MINIMIS EXCEPTION IS NOT AVAILABLE FOR ASSOCIATES WHO ARE CONSIDERED INVESTMENT ASSOCIATES OR FOR CIKK ASSOCIATES (A CAPITAL COMPANY BASED IN TOKYO). "Investment associates" include portfolio counselors/managers, investment counselors, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants. All other covered associates may execute one single transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without preclearance. You must, however, still report these trades on your quarterly form. If you request preclearance and are denied permission, you may not execute a DE MINIMIS transaction in that issuer without preclearance for a period of seven calendar days. Larger or more frequent share transactions must be precleared.

REPORT ONLY TRANSACTIONS (NO NEED TO PRECLEAR):

   You are required to report the following transactions, but you do not have to preclear these transactions:

   o Purchases and sales of American Funds held outside American Funds Service Company (AFS) or Capital Bank & Trust (CB&T)
   o Purchases and sales of Capital Affiliated Funds, except the American Funds
     NOTE: THE FOLLOWING TRANSACTIONS MUST BE REPORTED:

         |X|      LDO PENSION PLAN WITH SKANDIA
         |X|      CAPITAL INTERNATIONAL FUNDS AND CAPITAL INTERNATIONAL EMERGING
                  MARKETS FUND WITH JP MORGAN LUXEMBOURG OR HELD WITH OTHER
                  FIRMS

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Code of Ethics                                                     December 2006

   o Purchases and sales of GIG Advised/Sub-Advised Funds and Insurance Products
   o Purchases and sales (including options and futures) of index funds or exchange traded funds that are on the pre-approved list of index funds/ETFs
   o Participation in any CGII private equity fund/partnership
   o DE MINIMIS transactions
   o Distributions of stock from venture capital partnerships
   o Capital calls of venture capital partnerships and hedge funds that have been preapproved
   o Securities received as a gift or through a bequest
   o Securities given to charitable organizations or individuals not related to the associate or to the associate's immediate family
   o Corporate Actions; for example:

     |X| Name changes
     |X| Splits and reverse splits
     |X| Spin-offs, merger/acquisitions
     |X| Tender offers
     |X| Expiration of options and bonds matured, redeemed, or called

DO NOT PRECLEAR OR REPORT:

You do not need to preclear or report the following transactions:

   o Investments in Capital's 401(k) or MRP
   o LDO Pension Plan investments with Friends Provident
   o Open-end investment funds except funds advised or sub-advised by any Capital company

     |X| US & Canada mutual funds
     |X| EU member states UCITS, whether in the corporate form (E.G., SICAVs, OEICs, etc.) or contractual form (E.G., FCP, Unit Trusts, Publikumsfonds, etc.)
     |X| Swiss investment funds and investment companies open to the public
     |X| UK & Singapore Unit Trusts
     |X| Singapore open-end investment-linked funds other than Great Eastern and
         NTUC
     |X| Japanese Investment Trust Funds
     |X| Japanese Investment Company Funds
         (NOTE: ALL OTHER FUNDS SHOULD BE PRECLEARED AND REPORTED.)
   o Money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality
   o Direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent
   o Bankers' acceptances, CDs, or other commercial paper
   o Currencies (including options and futures)
   o Commodities
   o Transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager

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Code of Ethics                                                     December 2006

ADDITIONAL POLICIES FOR "INVESTMENT ASSOCIATES"

   The policies described in this section are specific to investment associates. "Investment associates" include portfolio counselors/managers, personal investment counselors, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.

DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

   Portfolio counselors/managers and analysts will be asked quarterly to disclose securities they own both personally and professionally. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could result in future cross-holdings. This disclosure will be reviewed by the staff of the Personal Investing Committee and may also be reviewed by various Capital committees.

   In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation(4).

   In addition, portfolio counselors/managers and analysts are encouraged to notify investment control of personal ownership of securities when placing an order (especially with respect to a first-time purchase). If you have any questions, you should contact the staff of the Personal Investing Committee.

BLACKOUT PERIODS

   Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

----------
(4) Note: This disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

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Code of Ethics                                                     December 2006

   BAN ON SHORT-TERM TRADING PROFITS

   Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days.

OTHER CONSIDERATIONS

   Material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate's household

PERSONAL INVESTING COMMITTEE

   Any questions or hardships that result from these Policies or requests for exceptions should be referred to Capital's Personal Investing Committee by calling the staff of the Personal Investing Committee.

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Code of Ethics                                                     December 2006